Exhibit 99.2

ADTRAN, INC.
(In thousands)

Product Revenues:	Q1 2008	Q1 2007
Loop Access	$ 47,697	$ 51,248
Carrier Systems	51,202	39,564
Business Networking	20,986	19,500
	$119,885	$110,312

Subcategories included in above:
Broadband Access (included in Carrier Systems)	$ 28,602	$ 18,271
Optical Access (included in Carrier Systems)	11,166	8,617
Internetworking (Netvanta & Multi-service Access
Gateway) (included in Business Networking)	14,913	11,092
Growth Products	54,681	37,980
Percentage of Total Revenue	46%	34%

HDSL (does not include T1) (included in Loop Access)	41,950	43,752
Other products	23,254	28,580
Traditional Products	65,204	72,332
Percentage of Total Revenue	54%	66%

	$119,885	$110,312

Segment Revenues:
Carrier Networks	$ 94,472	$ 84,446
Enterprise Networks	25,413	25,866
	$119,885	$110,312

Sales by Geographic Region:
United States	$113,439	$102,472
International	6,446	7,840
	$119,885	$110,312